INFORMATION CONTAINED HEREIN, MARKED AS "[*****]", HAS BEEN INTENTIONALLY OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

                                                                     Exhibit 1


                                                          Milan, July 30, 2001

Messrs
BELL S.A.
Luxembourg
C/o Mr. Hansruedi Schenk
Lugano CH
Corso Elvezia no. 25


Dear Sirs,

In reference to the discussions and agreements reached between your company and ours, we hereby inform you of our commitment to purchase - either directly or through a company to be controlled by us, to be designated by the Date of Execution, and of which we guarantee performance (hereinafter referred to as the "PURCHASER") - from yourselves and/or from a company or subjects designated by you for which/whom you guarantee performance (hereinafter referred to as the "SELLER") a participation in Olivetti S.p.A. (the "COMPANY"), composed as of today's date of 1,552,662,120 Olivetti ordinary shares (the "OLIVETTI SHARES") and 68,409,125 Olivetti S.p.A. 2001-2002 warrants (the "OLIVETTI WARRANTS" and, together with the Olivetti Shares the "PARTICIPATION") according to the terms and conditions stipulated herein below.

1. The unit price per Olivetti Share which we undertake irrevocably to pay you as at the Date of Execution (as defined herein above) is agreed upon as from now, including the wagering agreement, as 4.175 Euros (four point 175) with value date as of August 31, 2001, per share, with normal use and as such following detachment and payment of dividends for the 2000 period (the "UNITARY SHARE PRICE").

The unitary share price for each Olivetti Warrant which we undertake irrevocably to pay you as at the Date of Execution is agreed upon as from now, including the wagering agreement, as 1.0875 Euros (one point 0875) with value date as of August 31, 2001, per Olivetti Warrant, with normal use (the "UNIT WARRANT PRICE").

The total price for the purchase of the Participation is agreed upon, including the wagering agreement, as a total of 6,556,759,274 Euros, with value date as of August 31, 2001 (the "TOTAL PRICE"). By value date as of August 31, 2001 it is understood that any payment stipulated by this agreement, except the payment mentioned under point 16 below, will be reduced if payment should be made before August 31, 2001 and increased if it should be made after the said date by an amount equivalent to the simple interest calculated on the Total Price at the Euribor rate as of 1 month plus 75 b.p. ("Interest") based on the following formula:

Interest = Total Price X (Euribor 1 month + 0.75%) X number of days early or late/360

2. The transfer of the Participation will take place as at the Date of Execution, pursuant to law and according to the terms of which you will be promptly informed, through recording in the accounts or deposits held by Purchaser with an authorized broker belonging to the Monte Tivoli centralized system, and including a transaction made through an authorized broker. Moreover, each party will, in as far as it is within its respective competence, sign and exchange all necessary documents to execute the transfer of the Participation in full and free of any sort of encumbrance, lien, third party rights, charges and anything else, (the "ENCUMBRANCES").

3. The transfer of the Participation from the Seller to the Purchaser is subject on pain of suspension to obtaining the Authorizations (as defined under point 5 herein below) within the term of 120 (one hundred and twenty) days as of today's date, notwithstanding the Seller's power to extend said term by simple written communication.

The Purchaser reserves the right to waive said condition of suspension or demand an authorization in derogation of the prohibition to execute a contraction of the said period, in accordance with the terms of art. 7, paragraph 4 of EEC regulation 4064/89, as subsequently amended.

4. Following attainment of the Authorizations, or even before that - if the Purchaser should waive the condition referred to under point 3 above - the Purchaser will inform the Seller of the said attainment or waiver and transfer of the Participation will therefore take place, with at least fifteen business days notice but no more than 30 business days after said attainment or waiver, in the place and at the time made known by the Purchaser or, failing this, by the Seller (the "DATE OF EXECUTION"). For the purposes of the release from any Encumbrances that the Participation Purchaser should undertake as from now to act so that the Total Price is paid entirely or in part - if Seller should so request - in favor of banks, so that same will perform any release from

Encumbrances for the purposes of transfer of the Participation to Purchaser according to the terms and conditions prescribed under point 2 above.

5. Authorizations pursuant to the terms of the present agreement will mean any authorization which is necessary or required by any applicable regulation, be it a European Community or a national one, in Italy or any foreign country it being understood that the authorizations and/or the permits and licenses and/or exemptions or missing prohibitions will likewise be understood to be granted and/or attained in the presence of orders by the competent authorities which subordinate the execution of the transaction to the fulfillment of prescriptions, measures and/or conditions of any sort (said authorizations, exemptions, permits and licenses or missing prohibitions - even when subject to prescriptions and conditions of any sort - are defined hereinafter as the "Authorizations").

It is likewise agreed that, if the Authorizations, exemption or permit should in turn be subject to any type of prescription or condition by the competent Authority, the Purchaser and the Guarantors (as defined under point 7) hereinafter agree to waive any exception arising from or related to said prescriptions or conditions to avoid or delay payment of the Total Price or invoke a reduction or change thereof.

6. Following the signing of the present document and receipt of the letter of acceptance by the Seller, the Purchaser will promptly prepare and present all communications and all the documents requested for the purposes of obtaining, in the shortest possible time, the Authorizations or analogous order of exemption. Seller will act so that the company and its subsidiaries give their own co-operation in the collection of information related thereto, such as is necessary for the purposes of fulfilling the authorization phase.

7. The Total Price will be paid by the Purchaser to the Seller as at the Date of Execution by transfer to the current account that the Seller will indicate to the Purchaser before the Date of Execution and/or under the terms and conditions expressed in point 3 above.

8. The Prompt and correct fulfillment of all the obligations mentioned in the present agreement is guaranteed in the amount of 80% by Pirelli S.p.A. and in the amount of 20% by Edizione Holding S.p.A. (the "GUARANTORS"), each of which, therefore, by signing the present, will be responsible in the amount indicated herein above for the obligations and consequences of non-fulfillment by the Purchaser.

9. The Seller undertakes to act so that as of the Date of Execution the members of the Board of Directors of the Company and of Telecom Italia S.p.A., as per the list enclosed hereto under 1, will have handed in their irrevocable resignation from the positions held with effect as of said date and each

INFORMATION BELOW, MARKED AS "[*****]", HAS BEEN INTENTIONALLY OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.


resigning director will have made a written statement that same has no claims against the company in which s/he held the position, with the exception of any unpaid fees, decided upon before today's date.

10. The Seller has announced and the Purchaser has taken note that today
Mr. Colaninno in his capacity as Managing Director and General Manager of the Company and Chairman and Managing Director of Telecom Italia S.p.A. has handed in his resignation from the positions with effect as from the time of the Board of Director's meeting, and the Board of Directors will take steps to replace him. The Seller has likewise announced and the Purchaser has taken note that the board of directors' meeting of the Company and of Telecom Italia S.p.A. have been convened which will replace Mr. Roberto Colaninno by co-option with Mr. Enrico Bondi to whom the same corporate positions as those previously held by Mr. Colaninno will be assigned and to whom moreover the same powers for the normal management of the Company and of Telecom Italia S.p.A. will be granted. During the next few days Mr. Colaninno will hand in his resignation as Director of Telecom Italia Mobile S.p.A. and Seat Pagine Gialle S.p.A. - without this amounting to an obligation for the Seller - and the Seller intends to proceed, without same constituting an obligation for Seller, with his replacement by Mr. Enrico Bondi to whom the same powers for the normal administration of the companies will be granted.

11. The Seller has announced and the Purchaser has taken note that, before the Date of Execution, every applicable regulation having been complied with, (i) the Company will approve the allocation to Mr. Colaninno of a gross amount of Lit. 30,000,000,000 which includes all amounts due (salary, severance pay, untaken holidays and vacations, and any other sums) relating to his employment relationship as General Manager of the Company and also of an extraordinary emolument for the activity carried on in his capacity as Managing Director and also acknowledging the fact that Mr. Colaninno has waived any further stock options to those accrued before or at the time of his resignation which therefore remain valid and exercisable pursuant to the provisions of article 7, heading b), of regulation 67/99; (ii) Telecom Italia S.p.A. will approve the allocation to the said Mr. Colaninno of an extraordinary emolument which is omni-comprehensive of all his rights including the stock options and other incentives accrued as of today's date for the activity carried on in his capacity as Chairman and Managing Director for a gross amount of Lit. 30,000,000,000 [***************************************************************
**************************************************************************]. In
respect to this, the Purchaser declares that it has nothing to make exception to and undertakes to act so that in as far as it is in the power of same said decisions will not be revoked and will be punctually carried out. Mr. Colaninno declares - without this constituting an obligation for the Seller - that he has nothing more to claim for any reason whatsoever from any companies in the Olivetti group.

12. The Seller declares that as of today's date the Olivetti group holds fewer than 218,500,000 ordinary Olivetti S.p.A. shares, it being understood that, if the said amount should as of the date of September 1, 2001 be higher than said number, save the case of the number in excess being determined by purchases made on the order or at the initiative of the Managing Director of the Company, the Olivetti Shares forming the object of the Purchaser's obligation pursuant to the terms of the present agreement will be understood to be reduced in number at a rate corresponding to said excess.

13. The Seller does not give and will not give any guarantee nor will it undertake any obligation to indemnify in relation to the economic and financial position of the Company and of the firms in which it has an interest.

14. The Purchaser undertakes not to propose, and to act so that its subsidiaries do not propose, to express a contrary vote and act so that its subsidiaries express a contrary vote, so that a resolution is not passed by the Company or by its listed subsidiaries for any action of responsibility or claim vis-a-vis the present directors and auditors, including those resigning today or a contrary vote be expressed in the meetings thereof in respect of any motions to pass resolutions for actions of responsibility vis-a-vis same. The said actions are understood to have been waived by the Purchaser, including pursuant to and for the purposes of art. 1381 of the civil code, vis-a-vis same.
The commitments undertaken pursuant to the terms of the present point 14 must be understood as irrevocable, quite independently of the wishes shown by the beneficiaries to take advantage thereof or accept same.

15. As of today's date and until the Date of Execution the Seller undertakes to abstain from any transaction for the purchase and/or sale of shares and/or convertible obligations and/or warrants issued by the Company and by the listed companies controlled by same, with the exception of sale and purchase transactions which have already been concluded or are to be concluded between the Seller and its direct or indirect shareholders, or controlled companies and/or other transactions on instrumental securities or that are in keeping with the execution of the present agreement.

16. (i) The Seller states that Fingruppo Holding S.p.A. has stipulated a contract of co-sale relating to 54,000,000 Olivetti shares with Banca di Roma and agrees with the Purchaser that, if Banca di Roma should ask to sell said shares at the Unitary Share Price, the Seller will purchase or cause to be purchased said shares at the said price and will inform the Purchaser of having made the purchase within and no later than the following ninety days after the Date of Execution;

        (ii) the Seller grants the Purchaser the right to purchase the said shares at the Unitary Share Price within the following one hundred and eighty days after the date of receipt of the notice mentioned in the previous point
(i);
        iii) if the Purchaser has not exercised the purchase option right pursuant to the terms of the foregoing point (ii) the Seller will have the right to sell the shares at the Unitary Share Price to the Purchaser - which irrevocably undertakes to purchase - within the thirty days following the expiry of the term mentioned under the foregoing point (ii).

17. All expenses, costs (including bank commissions) and charges including of a taxation nature in any way connected to the transfer of the Participation and the execution of the present agreement will be sustained by each party in as far as same are within their respective competence, with the exception of the contract note the cost of which will be borne in equal parts by each party.

18. No change, variation or amendment to the present agreement will be understood to be valid or binding unless made in writing by duly authorized representatives of the parties.

19. None of the parties is authorized to transfer any of its own rights, interests or obligations arising from the present agreement without the prior written consent of the other party.

20. All communications, approvals, requests, permits and other communications relating to the present agreement must be made in writing to the following addresses by registered letter air. (with advice of receipt), sent in advance by fax:


If addressed to Bell:

Bell S.A. Val Sainte Croix, 7
Luxembourg
Fax no : 00352455858
Attn. the Chairman

Copy to:

Hopa S.p.A.
Corso Zanardelli, 32
25121 Brescia
Fax no: 030 3773851
Attn. Mr. Emilio Gnutti


If addressed to Pirelli S.p.A.:

Pirelli S.p.A.
Via Negri no. 10
Fax no: 02-85354099


If addressed to Edizione Holding S.p.A.:

Edizione Holding S.p.A.
Calmaggiore no. 23
Treviso
Fax no: 0422-411118


21. The present agreement is governed by and will be interpreted in accordance with Italian law.

22. Any controversy which might arise from the present agreement, including any dispute relating to its interpretation, execution, cancellation, invalidity and/or ineffectualness will be under the exclusive jurisdiction of the Court of Milan.

                             **********************

If your company agrees to all of the above, please inform us thereof by transmitting a copy of the present signed by yourselves as a sign of acceptance, thus undertaking the commitment to assign and transfer the Participation to our Company according to all the conditions and terms as indicated herein above.

Kind regards,

                                          (Pirelli S.p.A)
                                          [signature]

                                          (Edizione Holding S.p.A.)
                                          [signature]













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